EXHIBIT (99) B

FOR IMMEDIATE RELEASE

TARGET CORPORATION DECEMBER SALES INCREASE 0.1 PERCENT

                MINNEAPOLIS, January 10, 2008 — Target Corporation (NYSE:TGT) today reported that its net retail sales for the five weeks ended January 5, 2008 increased 0.1 percent to $9,262 million from $9,254 million for the five-week period ended December 30, 2006. On a reported basis, comparable-store sales decreased 5.0 percent. On a calendar-adjusted basis, comparing the five-weeks ended January 5, 2008 to the five-weeks ended January 6, 2007, comparable-store sales increased 0.6 percent.

“Our December sales were in line with the mid-month update provided on December 24,” said Bob Ulrich, chairman and chief executive officer. “As a result, we continue to believe that fourth quarter earnings per share will not meet last year’s performance.”

For reference, earnings per share in the fourth quarter of 2006, a 14-week period, were $1.29 including the benefit of the additional fiscal week.

			Comparable Stores % Change
	Sales	Total Sales	This Year	This Year	Last Year
	(millions)	% Change	Reported	Adjusted	Reported
December	$9,262	0.1	(5.0)	0.6	4.1

Quarter-to-Date	$15,234	6.0	0.6		4.7

Year-to-Date	$57,366	8.3	3.3		4.8

As a reminder, Target’s current sales disclosure practice includes a sales recording on the day of the monthly sales release and one mid-month sales update. Consistent with this practice, a new message was recorded earlier today. The next sales recording is expected to be issued on Monday, January 21, 2008. These recordings may be accessed by calling 612-761-6500.

The statement regarding fourth quarter EPS is a forward-looking statement and should be read in conjunction with the cautionary statements in Exhibit (99)A to the company’s 2006 Form 10-K.

Target Corporation’s operations include large, general merchandise and food discount stores and a fully integrated on-line business through which it offers a fun and convenient shopping experience with thousands of highly differentiated and affordably priced items. The company currently operates 1,591 Target stores in 47 states. Target Corporation news releases are available at www.target.com.

Contacts:

John Hulbert

Susan Kahn

(612) 761-6627

(612) 761-6735

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